
<ARTICLE> 5
<LEGEND>
The schedule contains summary financial information extracted from the Balance
Sheet and Statement of Income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK> 0000805297
<NAME> KRUPP INSURED PLUS II LTD PARTNERSHIP

<PERIOD-TYPE>                   12-MOS
<FISCAL-YEAR-END>                          DEC-31-1996
<PERIOD-END>                               DEC-31-1996
<CASH>                                       7,921,270
<SECURITIES>                               193,001,695<F1>
<RECEIVABLES>                                1,604,301
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                             5,025,153<F2>
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                             207,552,419
<CURRENT-LIABILITIES>                           18,900
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                   206,978,183<F3>
<OTHER-SE>                                     555,336<F4>
<TOTAL-LIABILITY-AND-EQUITY>               207,552,419
<SALES>                                              0
<TOTAL-REVENUES>                            15,855,280<F5>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                             3,524,068<F6>
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                             12,331,212
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                         12,331,212
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                12,331,212
<EPS-PRIMARY>                                        0<F7>
<EPS-DILUTED>                                        0<F7>

<F1>Includes Participating Insured Mortgages ("PIMs") of $151,717,926 and
Mortgage-Backed Securities ("MBS") of $41,283,769.
<F2>Includes prepaid acquisition fees and expenses of $12,168,877 net of accumulated amortization of $8,279,914 and prepaid participation servicing fees of $3,765,596 net of accumulated amortization of $2,629,406
<F3>Represents total equity of General Partners and Limited Partners.  General
Partners deficit of ($217,867) and Limited Partners equity of $207,196,050.
<F4>Unrealized gain on MBS
<F5>Represents interest income on investments in mortgages and cash
<F6>Includes $1,746,476 of amortization of prepaid fees and expenses.
<F7>Net income allocated $369,936 to the General Partners and $11,961,276 to the
Limited Partners. Average net income per Limited Partner interest is $.82 on 14,655,512 Limited Partner interests outstanding.

